CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sony Corporation (Sony Kabushiki Kaisha)

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 6, 2007 relating to the consolidated financial statements, consolidated financial statement schedule, management’s assesment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Sony Corporation’s Annual Report on Form 20-F for the year ended March 31, 2007.

/s/ PricewaterhouseCoopers Aarata
Tokyo, Japan

November 14, 2007